Exhibit 10.5a

THE ESTÉE LAUDER COMPANIES INC.
EXECUTIVE ANNUAL INCENTIVE PLAN
(adopted August 14, 2023)

1.PURPOSE.

The principal purposes of The Estee Lauder Companies Inc. Executive Annual Incentive Plan (the “Plan”) are to provide incentives and rewards to the Executive Officers of The Estée Lauder Companies Inc. (the “Company”) and to assist the Company in motivating them to achieve the Company’s annual performance goals.

2.ADMINISTRATION OF THE PLAN.

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) from among its members (or such other Committee as may be appointed by the Board) (the “Committee”).

The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted opportunities under the Plan, to determine the time when opportunities will be granted, to determine whether objectives and conditions for achieving an opportunity have been met, to determine whether opportunities will be paid out at the end of the opportunity period or deferred, to determine whether an opportunity or payout of an opportunity should be reduced or eliminated, and to determine whether to adjust performance targets.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan in its sole discretion, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person granted an opportunity under the Plan.

The Committee may delegate all or a portion of its administrative duties under the Plan to such officers or other employees of the Company as it shall determine; provided, however, that no delegation shall be made regarding the selection of Executive Officers of the Company who shall be granted opportunities under the Plan, the amount and timing thereof, or the objectives and conditions pertaining thereto.

3.ELIGIBILITY.

The Committee, in its discretion, may grant opportunities to Executive Officers for each fiscal year of the Company as it shall determine. For purposes of the Plan, Executive Officers shall be defined as those persons who shall be denoted as such from time to time by the Company in the Company’s filings with the Securities and Exchange Commission, or those persons as determined by the Board from time to time. Executive Officers granted opportunities for a fiscal year of the Company are referred to as “participants” for such fiscal year.

4. OPPORTUNITIES.

(a)Setting of Opportunities. For each fiscal year of the Company commencing with the fiscal year beginning July 1, 2023, each participant shall be granted an opportunity (or opportunities) under the Plan as soon as practicable after the start of such fiscal year. If a participant becomes eligible for a bonus opportunity after the start of the fiscal year, such officer may be granted an opportunity after becoming eligible, as determined by the Committee in its discretion. If a participant is hired on or after April 1st, the participant may become eligible for a bonus opportunity the next fiscal year that begins on July 1st following the participant’s commencement date, as determined by the Committee in its discretion.

(b)Performance Targets. For each fiscal year of the Company commencing with the fiscal year beginning July 1, 2023, the annual performance target(s) for each opportunity shall be approved by the Committee, reflected in writing or in Committee minutes or resolutions, and each such performance target shall state, the method for computing the amount of compensation payable to the applicable participant if such performance target is attained. The annual performance target for each opportunity shall be based on the nature of the participant’s role and amount of time in that role, achievement of hurdle rates, and targets and/or growth in one or more business criteria that apply to the individual participant, one or more business units, or the Company as a whole. The business criteria may include as follows, individually or in combination: (i) net earnings; (ii) earnings per share; (iii) net sales; (iv) market share; (v) net operating profit; (vi) expense control; (vii) return on invested capital (“ROIC”); (viii) operating margin; (ix) return on equity; (x) return on assets; (xi) planning accuracy (as measured by comparing planned results to actual results); (xii) gross margin, (xiii) market price per share; (xiv) total return to stockholders; (xv) ESG measures; and (xvi) any other measure determined by the Committee. In addition, the annual performance targets may include comparisons to performance at other companies, such performance to be measured by one or more of the foregoing business criteria. Furthermore, the measurement of performance against targets may exclude or adjust for the impact of certain events or occurrences including: (i) asset impairments; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) the cumulative effect of changes in accounting principles; (vi) unusual or nonrecurring items as described in FASB Accounting Standards Codification Topic 225 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s reports for the applicable period; (vii) acquisitions, divestitures or discontinued operations; (viii) gains or losses on refinancing or extinguishment of debt; (ix) changes in foreign currency translation exchange rates; (x) a change in the Company’s fiscal year; (xi) significant changes in the number or type of

shares outstanding (due to events such as stock splits, stock dividends, recapitalizations     and acquisitions involving the stock of the Company); (xii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; and (xiii) any other adjustments as determined by the Committee.

(c)Payout of Opportunities. As a condition to the right of a participant to receive a payout of an opportunity granted under this Plan, the Committee shall first be required to approve that the achievement of the opportunity has been accurately determined in accordance with the provisions of this Plan. Opportunities for a fiscal year shall be payable in cash (unless otherwise determined by the Committee) as soon as practicable following the approval thereof by the Committee for such fiscal year, but not later than December 31 of the calendar year in which the applicable fiscal year ends.

(d)Discretion. After an opportunity has been granted, in its discretion the Committee may modify the opportunity and the performance targets as it considers appropriate under the circumstances. Notwithstanding the attainment by the Company and a participant of the applicable targets, the Committee has the discretion, by participant, to reduce, some or all of an opportunity that otherwise would be paid.

(e)Deferral. The Committee may determine that the payout of an opportunity or a portion of an opportunity shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Committee may also define such other conditions of payouts of opportunities as it may deem desirable in carrying out the purposes of the Plan. The Committee may also allow voluntary deferrals of amounts under this Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

(f)Maximum Payout per Fiscal Year. No individual participant may receive aggregate opportunities or a payout under the Plan which are more than $10 million on account of any fiscal year.

(g)Recoupment/Clawback. The payout of any opportunity granted under this Plan shall be subject to repayment (i.e., recoupment, recovery or clawback) to the Company by the participant pursuant to the Company’s recoupment, recovery or clawback policy or policies in effect from time to time.

5.TERMINATION OF EMPLOYMENT

In the event a participant’s employment is terminated prior to the payout of an opportunity granted under this Plan, the following terms will apply (without duplication) and will supersede any conflicting provision in a participant’s employment agreement). Any such payment will be subject to Section 6(h) of the Plan.

(a)Permanent Disability. In the event of the “Permanent Disability” (as defined in Appendix A) of a participant during their employment, the Company shall have the right, upon written notice to the participant, to terminate the participant’s employment, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the participant shall be entitled to receive (i) payment of an opportunity under the Plan, if any, earned but not paid that relates to any fiscal year ended prior to the date of their termination of employment; and, (ii) a Pro-Rata Portion (as defined below) of the payout under the Plan that the participant would have been entitled to receive had the participant remained in employment through the end of the fiscal year during which termination due to permanent disability occurred, based on the portion of the fiscal year that has elapsed prior to such termination, and paid in accordance with Section 4(c) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the participant’s date of termination and not later than March 15 of the calendar year following the calendar year in which the fiscal year to which the bonus relates ends).

(b)Death. In the event of the death of the participant during their employment, the participant’s employment shall automatically terminate. In the event of such termination the Company shall pay or provide to the participant’s beneficiary or legal representative (i) payment of an opportunity under the Plan, if any, earned but not paid that relates to any fiscal year ended prior to the date of death; and, (ii) a Pro-Rata Portion of the payout under the Plan that the participant would have been entitled to receive had they remained in the employ of the Company through the end of the fiscal year during which termination due to their death occurred, based on the portion of the fiscal year that has elapsed prior to such termination and paid in accordance with Section 4(c) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the participant’s date of termination and not later than March 15 of the calendar year following the calendar year in which the fiscal year to which the bonus relates ends).

(c)Retirement. In the event that a participant elects to Retire, the participant shall be entitled to (i) receive payment of an opportunity under the Plan, if any, earned but not paid that relates to any fiscal year ended prior to the date of termination by Retirement; and (ii) receive a Pro-Rata Portion of the payout under the Plan that the participant would have been entitled to receive had they remained in the employ of the Company through the end of the fiscal year during which termination due to Retirement occurred based on the portion of the fiscal year that has elapsed prior to such termination and paid in accordance with Section 4(c) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the participant’s date of termination and not later than March 15 of the calendar year following the calendar year in which the fiscal year to which the bonus relates ends).

(d)Termination Without Cause. In the event of a termination without Cause (as defined in Appendix A), the participant shall be entitled to (i) receive payment of an opportunity under the Plan, if any, earned but not paid that relates to any fiscal year ended prior to the date of termination without Cause; and (ii) receive a Pro-Rata Portion of the payout under the Plan that the participant would have been entitled to receive had they remained in employment through the end of the fiscal year during which the termination without Cause occurred, based on the portion of the fiscal year that has elapsed prior to such termination and paid in accordance with Section 4(c) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the participant’s date of termination and not later than March 15 of the calendar year following the calendar year in which the fiscal year to which the bonus relates ends). A termination by a participant for either a “Material Breach” (as defined in Appendix A) or “Good Reason” (as defined in Appendix A) shall be considered a termination without Cause under the Plan.

(e)Cause. In the event of the termination of a participant’s employment for “Cause” (as defined in Appendix A), the Company shall have no obligations to the participant under the Plan.

(f)Termination by Participant. In the event that a participant voluntarily terminates their employment with the Company for any reason other than those set forth above, the Company shall provide payment of an opportunity under the Plan, if any, earned but not paid that relates to any fiscal year ended prior to the date of such a termination by the participant, in accordance with the terms of this Plan, provided that the participant will not be eligible for any bonus in respect of a fiscal year if the participant’s last day of employment is prior to June 30th of such a fiscal year, except as where prohibited by law (provided, that such payment shall not be made prior to the sixtieth (60th) day following the participant’s date of termination and not later than March 15 of the calendar year following the calendar year in which the fiscal year to which the bonus relates ends).

(g)For the purposes of Sections 5(a) through 5(d), above, “Pro-Rata Portion” shall mean as follows:

i.	If the last day worked is between July 1 and September 30, the participant will not receive any bonus payment;
ii.	If the last day worked is between October 1 and March 31, the participant will receive a prorated bonus opportunity, which will based on performance against goals and the number of days worked during the fiscal year; and,
iii.	If the last day worked is between April 1 and June 30, the participant will receive a full year bonus opportunity, which will be calculated based on performance against goals.

6.MISCELLANEOUS PROVISIONS.

(a)Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.

(b)Withholding Taxes. The Company shall have the right to deduct from all payouts of opportunities hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

(c)No Rights to Opportunities. Except as set forth herein, no participant shall have any claim or right to be granted an opportunity under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any participant any right to be retained in the employ of the Company or any of its subsidiaries, divisions or affiliates.

(d)Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any opportunity or payout or to any Executive Officer receiving an opportunity or a payout.

(e)Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any opportunity under the Plan.

(f)Governing Law. The Plan, opportunities granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under the applicable New York principles of conflict of laws).

(g)Section 409A. It is the intention that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to a participant under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). The Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of an excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. The Company shall from time to time compile a list of "specified employees" as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i). Notwithstanding any other provision herein, if a participant is a specified employee on the date of termination, no payment of compensation under this Plan shall be made to a participant during the period lasting six (6) months from the date of termination (or, if earlier, the date of the participant's death) unless the Company determines that there is no reasonable basis for believing that making such payment would cause a participant to suffer any adverse tax consequences pursuant to Section 409A. If any payment to a participant is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period (or death) referred to in the prior sentence, unless specified otherwise in Section 6(g) hereof. Although the Company shall consult with a participant in good faith regarding implementation of this Section 6(g), neither the Company nor its employees or representatives shall have liability to a participant with respect to any additional taxes or amounts that a participant may be subject to in the event that any amounts under this Plan are determined to violate Code section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Plan, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. For purposes of Section 409A, a participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.

(h)Release of Claims. As a condition precedent to the receipt of payments pursuant to Section 5, the participant, or, in the case of the participant's death or disability that prevents the participant from performing this obligation, the participant's personal representative or beneficiary, if applicable, will execute an effective (irrevocable) general release of claims (in a form satisfactory to the Company) against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents within sixty (60) days after termination of employment; provided, however, that such effective release will not affect any right that the participant, or in the event of death, the participant's personal representative or beneficiary, otherwise has to any payment or benefit provided for in the participant's employment agreement (excluding provisions superseded by or conflicting with Section 5 of the Plan) or to any vested benefits the participant may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the participant has under any other agreement between the participant and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the participant's employment.

(i)Conflicts. In the event of a conflict between any term or provision of this Plan and a term or provision of a participant's employment agreement, the applicable terms and provisions of this Plan will govern and prevail.

7.EFFECTIVE DATE, AMENDMENTS AND TERMINATION.

(a)Effective Date. The Plan shall be effective as of August 14, 2023, the date on which the Plan was adopted by the Committee (the “Effective Date”).

(b)Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any opportunities theretofore granted under the Plan.

APPENDIX A – DEFINITIONS

For purposes of this Plan, the following terms shall have the meaning set forth in the participant's employment agreement. If the participant does not have an employment agreement or the term (or like term) is not defined therein, the following definitions shall apply.

1.“Cause” means:

(a)a material breach of, or the willful failure or refusal by a participant to perform and discharge a participant’s duties or obligations (other than by reason of disability or death) that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the participant by the Company, such notice to state with specificity the nature of the breach, failure or refusal;
(b)willful misconduct by a participant, unrelated to the Company or any of its subsidiaries or affiliates, that could reasonably be anticipated to have a material adverse effect on the Company or any of its subsidiaries or affiliates (the determination of Cause to be made by the Company’s President and Chief Executive Officer in his/her reasonable judgment);
(c)a participant’s gross negligence, whether related or unrelated to the business of the Company or any of its subsidiaries or affiliates which could reasonably be anticipated to have a material adverse effect on the Company or any of its subsidiaries or affiliates that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the participant by the Company, such notice to state with specificity the nature of the conduct complained of (the determination of Cause to be made by the Company’s President and Chief Executive Officer in his/her reasonable judgment);
(d)a participant’s failure to follow a material lawful directive of the President and Chief Executive Officer of the Company that is within the scope of the participant’s duties for a period of ten (10) business days after notice from the President and Chief Executive Officer of the Company specifying the performance required;
(e)any violation by a participant of a policy contained in the Code of Conduct of the Company (the determination of Cause to be made by the Company’s President and Chief Executive Officer in his/her reasonable judgment);
(f)drug or alcohol abuse by a participant that materially affects the participant’s performance of the participant’s duties; or
(g)conviction of, or the entry of a plea of guilty or nolo contendere by a participant for, any felony.

2.“Change of Control” means any of the following events:

(a)a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as amended; or
(b)during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company’s Board of Directors or any individuals who would be “Continuing Directors” cease for any reason to constitute a majority thereof; or
(c)the Company’s Class A Common Stock shall cease to be publicly traded; or

(d)the Company’s Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or
(e)the Company’s Board of Directors shall approve any merger, exchange, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 2(b) or 2(c) of this Appendix, and such transaction shall have been consummated;

notwithstanding the foregoing, (X) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, by itself, constitute a Change of Control of the Company, (Y) any spin-off of a division or subsidiary of the Company to its stockholders shall not constitute a Change of Control of the Company.

3.“Continuing Directors” means (1) the directors in office on the date of a participant’s entry to the Plan and (2) any successor to such directors and any additional director who after such date was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

4.“Good Reason” means the occurrence of any of the following, without the express written consent of a participant, within two (2) years after the occurrence of a Change of Control:

(a)(i) the assignment to a participant of any duties inconsistent in any material adverse respect with the participant’s position, authority or responsibilities, or (ii) any other material adverse change in such position, including title, authority or responsibilities;
(b)any failure by the Company to comply with any provisions of a participant’s employment agreement, if any, regarding Cash Compensation, Equity-Based Compensation or Benefits or a material reduction of the overall amounts set by the Compensation Committee or the Stock Plan Subcommittee and in effect within twelve (12) months prior to the Change of Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the participant;
(c)the Company’s requiring a participant to be based at any office or location more than fifty (50) miles from that location at which the participant performed their services immediately prior to the Change of Control, except for travel reasonably required in the performance of the participant’s responsibilities; or
(d)any failure by the Company to obtain the assumption and agreement to perform a participant’s employment agreement, if any, by a successor as contemplated by any such employment agreement, unless such assumption occurs by operation of law.

5.“Permanent Disability” means any disability as defined under the Company’s applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders a participant incapable of performing the services required of the participant in accordance with their obligations under their employment agreement, if any, for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.

6.“Material Breach” means (i) a material reduction in a participant’s authority, functions, duties or responsibilities, (ii) a material reduction in a participant’s total aggregate target compensation pursuant to the terms of their employment agreement, if any, but in no event if the reduction is occasioned as result of similar reductions to executive officers and/or employees generally, or (iii) the Company's failure to pay any award that a participant is entitled to receive.

7.“Retire” or “Retirement” means if the participant formally retires under the terms of the Estée Lauder Inc. Retirement Growth Account Plan (or an affiliate or a successor plan or program of similar purpose).